Exhibit 4.47
Existing Service Provider
SINA CORPORATION
2007 SHARE INCENTIVE PLAN
NOTICE OF SHARE OPTION GRANT
«Optionee»
«OptioneeAddress1»
«OptioneeAddress2»
     You have been granted an option to purchase Ordinary Shares of SINA Corporation, a Cayman Islands corporation (the “Company”), as follows:

Date of Grant:	MM DD, YYYY

Exercise Price Per Share:	$XX

Total Number of Shares:	XX

Expiration Date:	MM DD, YYYY

Type of Option:	«NoSharesISO» Shares Incentive Stock Option
«NoSharesNSO» Shares Nonstatutory Stock Option

Vesting Commencement Date:	MM DD, YYYY

Vesting Schedule:	So long as your Service does not terminate, the Shares underlying this Option shall vest and become exercisable in accordance with the following schedule: 12.5% of the Total Number of Shares shall vest and become exercisable on the six-month anniversary of the Vesting Commencement Date and 1/48 of the Total Number of Shares shall vest and become exercisable on each monthly anniversary thereafter, provided that the Optionee obtains all the necessary governmental approvals and consents required under Applicable Laws in connection with the exercise of the Option and the issuance of Shares pursuant to the Option.

Termination Period:	You may exercise this Option for 90 days after termination of your Service except as set out in Section 4 of the Share Option Agreement (but in no event later than the Expiration Date and in no event later during the Company’s close window of trading). You are responsible for keeping track of these exercise periods following the termination of your Service for any reason. The Company will not provide further notice of such periods.

     By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the SINA Corporation 2007 Share Incentive Plan and the Share Option Agreement, both of which are attached to and made a part of this document.
     In addition, you agree and acknowledge that your rights to any Shares underlying this Option will be earned only as you provide Service over time, that this Option is not being granted to you as consideration for services you rendered to the Company (or any Parent, Subsidiary, or Affiliate) prior to your Vesting Commencement Date, and that nothing in this Notice of Share Option Grant or the attached documents confers upon you any right to continue your employment or service relationship with the Company (or any Parent, Subsidiary, or Affiliate) for any period of time, nor does it interfere in any way with your right or the Company’s (or any Parent’s, Subsidiary’s, or Affiliate’s) right to terminate that relationship at any time, for any reason, with or without cause.

THE COMPANY:

SINA CORPORATION

By:

(Signature)

Name:

Title:

OPTIONEE:

«OPTIONEE»

By:

(Signature)

Name:

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Existing Service Provider
SINA CORPORATION
2007 SHARE INCENTIVE PLAN
SHARE OPTION AGREEMENT
     1. Grant of Option. SINA Corporation, a Cayman Islands corporation (the “Company”), hereby grants to the Optionee named in the Notice of Share Option Grant attached to this Share Option Agreement (“Optionee”), an option (the “Option”) to purchase the total number of Ordinary Shares (the “Shares”) set forth in the Notice of Share Option Grant (the “Notice”), at the exercise price per Share set forth in the Notice (the “Exercise Price”) subject to the terms, definitions and provisions of the SINA Corporation 2007 Share Incentive Plan (the “Plan”), which is incorporated in this Share Option Agreement (the “Agreement”) by reference. Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the meanings defined in the Plan.
     This Option is intended to be an Incentive Share Option as defined in Section 422 of the Code only to the extent so designated in the Notice, and to the extent it is not so designated or to the extent this Option does not qualify as an Incentive Share Option, it is intended to be a Nonstatutory Share Option.
     Notwithstanding the above, if designated as an Incentive Share Option, if Shares subject to this Option (and all other incentive share options granted to Optionee by the Company or any Parent or Subsidiary, including under other plans of the Company) that first become exercisable in any calendar year have an aggregate fair market value (determined for each Share as of the date of grant of the option covering such Share) in excess of $100,000, the Shares in excess of $100,000 shall be treated as subject to a Nonstatutory Share Option in accordance with Applicable Law.
     2. Exercise of Option. This Option shall be exercisable during its term in accordance with the Vesting Schedule set forth in the Notice and with the applicable provisions of the Plan as follows:
     (a) Right to Exercise.
          (i) This Option may not be exercised for a fraction of a share.
          (ii) In the event of Optionee’s termination of Service, the exercisability of this Option shall be governed by Section 4 below, subject to the limitations contained in paragraph (iii) below.
          (iii) In no event may this Option be exercised after the Expiration Date set forth in the Notice.
          (iv) In no event may this Option be exercised for any Shares except and to the extent that the Optionee obtains all necessary governmental approvals and consents required under Applicable Laws in connection with the exercise of the Option and the issuance of Shares pursuant to this Option.
     (b) Method of Exercise.
          (i) This Option shall be exercisable by execution and delivery of the Notice of Exercise attached hereto as Exhibit A or of any other form of written notice approved for such purpose by the Company which shall state Optionee’s election to exercise this Option, the number of Shares in respect of which this Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by Optionee and shall be delivered to the Company by such means as are determined by the Committee in its discretion to constitute adequate delivery. The written notice shall be accompanied by payment of the aggregate Exercise Price for the purchased Shares.
          (ii) As a condition to the exercise of this Option and as further set forth in Section 13 of the Plan, Optionee agrees to make adequate provision (as determined in the Company’s sole and absolute discretion) for any local, federal, state or other tax withholding obligations, if any, which arise upon the grant, vesting or exercise of this Option, or disposition of Shares, whether by withholding, direct payment to the Company, or otherwise.
          (iii) The Company is not obligated, and will have no liability for failure, to issue or deliver any Shares upon exercise of this Option unless such exercise, issuance or delivery would comply with Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel. This Option may not be exercised until such time as the Plan has been approved by the holders of capital stock of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any Applicable Laws, including any applicable U.S. federal or state securities laws or any other law or regulation, including any rule under Part 221 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by Applicable Laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Optionee on the date on which this Option is exercised with respect to such Shares.
          (iv) Subject to compliance with Applicable Laws, this Option shall be deemed to be exercised upon receipt by the Company of the appropriate written notice of exercise accompanied by the Exercise Price and the satisfaction of any applicable withholding obligations.
     3. Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination of the following, at the election of Optionee: (a) cash, (b) check, or (c) Cashless Exercise; but only to the extent that the use of any such form of payment would otherwise comply with all Applicable Law.
     4. Termination of Relationship. Following the date of termination of Optionee’s Service for any reason (the “Termination Date”), Optionee may exercise this Option only as set forth in the Notice and this Section 4. If Optionee does not exercise this Option within the Termination Period set forth in the Notice or the termination periods set forth below, this Option shall terminate in its entirety. In no event, may this Option be exercised after the Expiration Date set forth in the Notice. In the event of termination of Optionee’s Service other than as a result of Optionee’s Disability, death or for Cause, Optionee may, to the extent Optionee is vested in the Option Shares, exercise this Option during the Termination Period set forth in the Notice. In the event of any other termination, Optionee may exercise this Option only as described below:
          (a) Termination upon Disability of Optionee. In the event of termination of Optionee’s Service as a result of Optionee’s Disability, Optionee may, but only within 12 months from the Termination Date, exercise this Option to the extent Optionee is vested in the Option Shares.
          (b) Death of Optionee. In the event of the death of the Optionee while in Service or within 90-days following the termination of Optionee’s Service, this Option may be exercised at any time within 12 months following the date of death by Optionee’s estate or by a person who acquired the right to exercise this Option by bequest, inheritance or effective beneficiary designation, but only to the extent Optionee is vested in this Option.
          (c) Termination for Cause. In the event Optionee’s Service is terminated for “Cause” (as defined below), this Option shall terminate immediately upon such termination for Cause. In the event Optionee’s service is suspended pending investigation of whether such relationship shall be terminated for Cause, all Optionee’s rights under this Option, including the right to exercise this Option, shall be suspended during the investigation period. For purposes of this Option, Cause means Optionee’s: (i) willful failure to perform his or her duties and responsibilities to the Company or material violation of a written Company policy; (ii) commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Optionee owes an obligation of nondisclosure as a result of his or her relationship with the Company; (iv) willful breach of any of his or her obligations under any written agreement or covenant with the Company; (v) nonpayment of an obligation to the Company; (vi) breach of fiduciary duty or deliberate disregard of Company rules resulting in loss, damage or injury to the Company; (vii) conduct constituting unfair competition; (viii) conduct which induces any Company customer to breach a contract with the Company; and (ix) conduct which induces any principal for whom the Company acts as agent to terminate such agency relationship. The determination as to whether an Optionee is being terminated for Cause shall be made in good faith by the Board (excluding the Optionee). Optionee shall be given an opportunity to appear and present evidence on Optionee’s behalf at a hearing before the Board or a committee of the Board. The Board’s, or such committee’s, decision shall be conclusive and binding on the Optionee. The foregoing definition does not in any way limit the Company’s ability to terminate an Optionee’s Service at any time as provided in Section 12(a) of the Plan, and the term “Company” will be interpreted to include any Subsidiary, Parent, Affiliate, or any successor thereto, if appropriate.

     5. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution or pursuant to a domestic relations order. The designation of a beneficiary does not constitute a transfer. This Option may be exercised during the lifetime of Optionee only by Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.
     6. No Employment Rights. Optionee understands and agrees that the vesting of Shares pursuant to the Vesting Schedule is earned only by continuing Service at the will of the Company (or any Parent, Subsidiary, or Affiliate) and not through the act of being hired, being granted this Option or acquiring Shares under this Agreement. Optionee further acknowledges and agrees that nothing in this Agreement, nor in the Plan which is incorporated in this Agreement by reference, shall confer upon Optionee any right with respect to continuation as an Employee, Consultant or Director with the Company (or any Parent, Subsidiary, or Affiliate), nor shall it interfere in any way with his or her right or the Company’s (or any Parent’s, Subsidiary’s, or Affiliate’s) right to terminate his or her employment, consulting or director relationship at any time, with or without cause.
     7. Effect of Agreement. Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the Option terms), and hereby accepts this Option and agrees to be bound by its contractual terms as set forth herein and in the Plan. Optionee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee regarding any questions relating to this Option. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the Notice and this Agreement, the Plan terms and provisions shall prevail.
     8. Miscellaneous.
          (a) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.
          (b) Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this clause. The appointing authority shall be the Hong Kong International Arbitration Centre (“HKIAC”). The place of arbitration shall be in Hong Kong at the HKIAC. There shall be three arbitrators. Any such arbitration shall be administered by the HKIAC in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the date of this contract. The language to be used in the arbitral proceedings shall be English.
          (c) Entire Agreement; Enforcement of Rights. This Agreement, together with the Notice and the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merges all prior discussions between the parties. Except as contemplated under the Plan, no modification of or amendment to this

Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
          (d) Severability. If one or more provisions of this Agreement are held to be unenforceable under Applicable Law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.
          (e) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or fax or 48 hours after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the Company at its principal corporate offices and to Optionee at the address maintained for Optionee in the Company’s records.
          (f) Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Optionee under this Agreement may not be assigned without the prior written consent of the Company.

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